EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "EXPERTS" in the Registration Statement (Form S-3, No. 333-____) and related Prospectus of
Tarrant Apparel Group, Inc. for the registration of common stock, preferred stock, and warrants to purchase common and preferred stock and to the incorporation by reference therein of our report dated March 14, 2003, with respect to the consolidated financial statements and schedule of Tarrant Apparel Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



                                                /s/ Ernst & Young LLP
                                                --------------------------------
                                                Ernst & Young LLP

Los Angeles, California
December 8, 2003